Dear Customer:

Proposed Purchase of notes linked to the S&P Nifty Index (“Notes”) from Lehman Brothers Inc. (“LBI”)

The Indian government imposes upon us certain restrictions in connection with our investment in the Indian securities and derivatives market and in our transactions with counterparties.  We are required by the Indian government, inter alia, to comply with certain know-your-client obligations.  In order to fulfill our obligations in this regard, this letter has been provided to you prior to your purchase of the Notes from LBI.  By purchasing the Notes from LBI and/or any holding company, subsidiary or affiliate of LBI (“Lehman Brothers”) you will be deemed to have acknowledged, represented, warranted and undertaken to Lehman Brothers that in relation to the Notes which you may purchase from Lehman Brothers:

(1)          you are not (i) a “Person Resident in India” as the term is used in the Foreign Exchange Management Act, 1999 (the “Act”), or (ii) a “Non-Resident Indian”, a “Person of Indian Origin” or an “Overseas Corporate Body” as those terms are used in the Foreign Exchange Management (Deposit) Regulations 2000 as notified by the Reserve Bank of India (the “Regulations”).

(2)          you will not sell the Notes to any person you believe, or have reasonable grounds to believe, may be a “Person Resident in India”, a “Non-Resident Indian”, a “Person of Indian Origin” or an “Overseas Corporate Body” as those terms are used in the Act and the Regulations;

(3)          you are an entity regulated by the relevant regulatory authority in the country of its establishment or incorporation in terms of Regulation 15A of the Securities and Exchange Board of India (Foreign Institutional Investors) Regulations, 1995 (the “FII Regulations”);

(4)          you will not transfer the Notes to any entity or person other than an entity regulated by the relevant regulatory authority in the country of its establishment or incorporation, in terms of the FII Regulations; in particular, in any sales of Products to individual clients, you will ensure that the individual’s investment advisory function is managed by an entity which is either a registered investment adviser under its local laws or is exempt from such registration (see clause (e) of Circular No. IMD/CUST/13/2004 of the Securities and Exchange Board of India (“SEBI”));

(5)          as a condition of any transfer of the Notes or any interest thereto, you will (a) provide to the transferee(s) a letter in form and substance identical to this letter (or offering documentation containing the same substance); and (b) ensure that any further downstream transfer of the Notes or any interest thereto by any transferee is subject to the terms of this letter; and

(6)          upon our request, you will promptly provide to us such information as is requested or required by SEBI or other governmental bodies in India in order that we could revert to them on a timely basis, such information includes, without limitation, information relating to your underlying clients, any transferees or house accounts.  On a monthly basis (as long as the Notes remain outstanding), SEBI regulations require that we provide SEBI with the names of the beneficial holders of, and their beneficial interests in, the Notes.

Extracts of the regulations and related notices and circulars are attached for your reference.

Yours truly,

Lehman Brothers Inc.

Definitions Extracted from the Foreign Exchange Management Act, 1999 and the Foreign Exchange Management (Deposit) Regulations, 2000 of the Reserve Bank of India

1.                                       “Non-Resident Indian” means a person resident outside India who is a citizen of India or is a person of Indian origin.

2.                                       “Overseas Corporate Body” means a company, partnership firm, society and other corporate body owned directly or indirectly to the extent of at least sixty per cent by Non-Resident Indians and includes overseas trust in which not less than sixty percent beneficial interest is held by Non-Resident Indians directly or indirectly but irrevocably.

3.                                       “Person of Indian Origin” means a citizen of any country other than Bangladesh or Pakistan, if:

a.                                       he at any time held an Indian passport; or

b.                                      he or either of his parents or any of his grand-parents was a citizen of India by virtue of the Constitution of India or the Citizenship Act, 1955 (57 of 1955); or

c.                                       the person is a spouse of an Indian citizen or a person referred to in sub-clause (a) or (b).

4.                                       “Person” includes

i.                                          an individual;

ii.                                       a Hindu undivided family;

iii.                                    a company;

iv.                                   a firm;

v.                                      an association of persons or a body of individuals, whether incorporated or not;

vi.                                   every artificial juridical person, not falling within any of the preceding sub-clauses, and

vii.                                any agency, office or branch owned or controlled by such person.

5.                                       “Person resident in India” means

i.                                          a person residing in India for more than one hundred and eighty two (182) days during the course of the preceding financial year but does not include

(A)      a person who has gone out of India or who stays outside India in either case

a.               for or on taking up employment outside India; or

b.              for carrying on outside India a business or vocation outside India; or

c.               for any other purpose, in such circumstances as would indicate his intention to stay outside India for an uncertain period;

(B)        a person who has come to or stays in India, in either case, otherwise than

a.               for or on taking up employment in India; or

b.              for carrying on in India a business or vocation in India; or

c.               for any other purpose, in such circumstances as would indicate his intention to stay in India for an uncertain period;

ii.             any person or body corporate registered or incorporated in India;

iii.                                    an office, branch or agency in India owned or controlled by a person resident outside India; or

iv.                                   an office, branch or agency outside India owned or controlled by a person resident in India.

6.                                       “Person resident outside India” means a person who is not resident in India.

THE GAZETTE OF INDIA

EXTRAORDINARY

PART — II — SECTION 4

PUBLISHED BY AUTHORITY

SECURITIES AND EXCHANGE BOARD OF INDIA

NOTIFICATION

Mumbai, the 27 day of January 2004

SECURITIES AND EXCHANGE BOARD OF INDIA

(FOREIGN INSTITUTIONAL INVESTORS) (AMENDMENT) REGULATIONS, 2004

F.No SEBI\LAD\DOP\19023\2004 In exercise of the powers conferred by section 30 of the Securities and Exchange Board of India Act, 1992 (15 of 1992), the Board hereby makes the following regulations to amend the Securities and Exchange Board of India (Foreign Institutional Investors ) Regulations, 1995, namely: -

1.                                       (i) These regulations may be called the Securities and Exchange Board of India (Foreign Institutional Investors) (Amendment) Regulations, 2004

(ii) They shall come into force on 3rd February 2004

2.                                     (i) In the Securities and Exchange Board of India (Foreign Institutional Investors) Regulations, 1995,

(a) after regulation 15, a new regulation shall be inserted, namely: -

“15A. (1) A Foreign Institutional Investor or sub account may issue, deal in or hold, off-shore derivative instruments such as Participatory Notes, Equity Linked Notes or any other similar instruments against underlying securities, listed or proposed to be listed on any stock exchange in India, only in favour of those entities which are regulated by any relevant regulatory authority in the countries of their incorporation or establishment, subject to compliance of “know your client” requirement:

Provided that if any such instrument has already been issued, prior to 3rd February 2004, to a person other than a regulated entity, contract for such transaction shall expire on maturity of the instrument or within a period of five years from 3rd February, 2004, whichever is earlier.

(2) A Foreign Institutional Investor or sub account shall ensure that no further down stream issue or transfer of any instrument referred to in sub-regulation (1) is made to any person other than a regulated entity.”

G.N. BAJPAI

CHAIRMAN

[Advt. III/IV/69 ZB/2003/Exty.]

Footnotes:

1. The SEBI (Foreign Institutional Investors) Regulations, 1995 were published in the Gazette of India, Part II, Section 3(ii) on November 14, 1995 vide No. S.O. 918(E).

2. The Securities and Exchange Board of India (Foreign Institutional Investors) Regulations, 1995 were subsequently amended —

(a) on October 9, 1996 by the Securities and Exchange Board of India (Foreign Institutional Investors) (Amendment) Regulations, 1996 vide No. S.O. 702(E).

(b) on November 19, 1996 by the Securities and Exchange Board of India (Foreign Institutional Investors) (Second Amendment) Regulations, 1996 vide No. S.O. 799(E).

(c) on February 12, 1997 by the Securities and Exchange Board of India (Foreign Institutional Investors) (Amendment) Regulations, 1997 vide No. S.O.105(E).

(d) on July 10, 1997 by the Securities and Exchange Board of India (Foreign Institutional Investors) (Second Amendment) Regulations, 1997 vide No. S.O. 495(E).

(e) on December 5, 1997 by the Securities and Exchange Board of India (Foreign Institutional Investors) (Third Amendment) Regulations, 1997 vide No. S.O. 823(E).

(f) on April 20,1998 by the Securities and Exchange Board of India (Foreign Institutional Investors) (Amendment) Regulations, 1998 vide No. S.O. 333(E).

(g) on May 18, 1998 by the Securities and Exchange Board of India (Foreign Institutional Investors) (Second Amendment) Regulations, 1998 vide No. S.O. 417(E).

(h) on June 30, 1998 by the Securities and Exchange Board of India (Foreign Institutional Investors) (Third Amendment) Regulations, 1998 vide No. S.O. 545(E).

(i) on April 16, 1999 by the Securities and Exchange Board of India (Foreign Institutional Investors) (Amendment) Regulations, 1999 vide No. S.O. 263(E).

(j) on August 26, 1999 by the Securities and Exchange Board of India (Foreign Institutional Investors) (Second Amendment) Regulations, 1999 vide No. S.O.688(E).

(k) on February 29, 2000 by the Securities and Exchange Board of India (Foreign Institutional Investors) (Amendment) Regulations, 2000 vide No. S.O.180(E).

(l) on March 28, 2000 by the Securities and Exchange Board of India (Appeal to the Securities Appellate Tribunal) (Amendment) Regulations, 2000 vide No. S.O. 278(E).

(m) on October 20, 2000 by the Securities and Exchange Board of India (Foreign Institutional Investors) (Second Amendment) Regulations, 2000 vide No. S.O. 946(E).

(n) on February 13, 2001 by the Securities and Exchange Board of India (Foreign Institutional Investors) (Amendment) Regulations, 2001 vide No. S.O. 128(E).

(o) on May 29, 2001 by the Securities and Exchange Board of India (Investment Advice by Intermediaries) (Amendment) Regulations, 2001 vide No. S.O. 476(E).

(p) on September 27, 2002 by the Securities and Exchange Board of India (Procedure for Holding Enquiry by Enquiry Officer and Imposing Penalty) Regulations, 2002 vide No. S.O. 1045(E).

(q) on December 10, 2002 by the Securities and Exchange Board of India (Foreign Institutional Investors) (Amendment) Regulations, 2002 vide No. S.O. 1292 (E).

r.                 on May 14, 2003 by the Securities and Exchange Board of India (Foreign Institutional Investors) (Amendment) Regulations, 2003 vide No. S.O. 548 (E).

s.               on August 28, 2003 by the Securities and Exchange Board of India (Foreign Institutional Investors) (Second) (Amendment) Regulations, 2003 vide No S.O. 990 (E).

URL:: http://web.sebi.gov.in/circulars/2004/fiicir132004.jsp

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IMD DEPARTMENT

EMAIL: chanda@sebi.gov.in

WEB-SITE:www.sebi.gov.in

FAX NO: 91 22 22829520

Circular No. IMD/CUST/13/2004

February 19, 2004

To

All Foreign Institutional Investors and

Custodians of Securities

Dear Sir / Madam,

Sub: Issuance of Offshore Derivative Instruments by Registered Foreign Institutional Investors (FII).

Please refer to our Circular No. IMD/CUST/02/2004 dated January 26, 2004 regarding the captioned subject. Further to the aforesaid circular and insertion of Regulation 15A in the SEBI (FII) Regulations, 1995(“Regulations”), it is hereby clarified that the following entities would be deemed to be regulated entities for the purpose of Regulation 15A of the Regulations:

a.               Any entity incorporated in a jurisdiction that requires filing of constitutional and/or other documents with a registrar of companies or comparable regulatory agency or body under the applicable companies legislation in that jurisdiction;

b.              Any entity that is regulated, authorised or supervised by a central bank, such as the Bank of England, the Federal Reserve, the Hong Kong Monetary Authority, the Monetary Authority of Singapore or any other similar body provided that the entity must not only be authorised but also be regulated by the aforesaid regulatory bodies;

c.               Any entity that is regulated, authorised or supervised by a securities or futures commission, such as the Financial Services Authority (UK), the Securities and Exchange Commission (USA), the Commodities Futures Trading Commission (USA), the Securities and Futures Commission (Hong Kong or Taiwan), Australian Securities and Investments Commission (Australia) or other securities or futures authority or commission in any country, state or territory;

d.              Any entity that is a member of securities or futures exchanges such as the New York Stock Exchange (USA), London Stock Exchange (UK), Tokyo Stock Exchange (Japan), NASD (USA) or other similar self-regulatory securities or futures authority or commission within any country, state or territory provided that the aforesaid mentioned organizations which are in the nature of self regulatory organizations are ultimately accountable to the respective securities / financial market regulators.

e.               Any individual or entity (such as fund, trust, collective investment scheme, investment company or limited partnership) whose investment advisory function is managed by an entity satisfying the criteria of (a), (b), (c) or (d) above.

A copy of the circular is available at the web page “Foreign Institutional Investors” on our website www.sebi.gov.in. The custodians are requested to bring the contents of this circular to the notice of their FII clients.

Yours faithfully,

D. Chanda

Chief General Manager